Exhibit 99.1

Wesco Aircraft Appoints Scott E. Kuechle

to Board of Directors

VALENCIA, CA, July 25, 2012 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced that Scott E. Kuechle has been elected to its Board of Directors, effective immediately, filling an existing vacancy on the Board. Mr. Kuechle will also serve as a member of Wesco’s Audit Committee. Mr. Kuechle will serve as a Class II director, with his initial term expiring at Wesco’s 2013 Annual Meeting of Stockholders.

Mr. Kuechle has served as the Executive Vice President and Chief Financial Officer of Goodrich Corporation (NYSE: GR) since 2005. During his time as Chief Financial Officer, Mr. Kuechle was part of the leadership team responsible for increasing the equity value of Goodrich from $5B in 2005 to $16.4B in 2012.  Prior to serving as Chief Financial Officer, he also served as Corporate Controller, Corporate Treasurer, and Director of Finance and Banking during his 29 year tenure at Goodrich Corporation dating back to 1983.  Mr. Kuechle also currently serves as a member of Standard & Poor’s Corporate Executive Council.

Randy Snyder, Chairman, President and Chief Executive Officer of Wesco Aircraft, stated, “we are pleased to welcome Scott to our Board of Directors. His leadership and knowledge of the aerospace industry will be very valuable as we continue to expand the scope of our business and geographic footprint.”

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of approximately 500,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,200 employees across 44 locations in 12 countries.

Contact Information:

Richard Zubek

Investor Relations

661-802-5078

InvestorRelations@wescoair.com